Exhibit 21.1
LIST OF SUBSIDIARIES
Barings BDC Finance I, LLC, a Delaware limited liability company
Barings BDC Senior Funding I, LLC, a Delaware limited liability company
Energy Hardware Holdings, Inc., a Delaware corporation
Mercury Acquisition Sub, Inc., a Maryland corporation
MVC Cayman, a Cayman Island limited liability company
MVC Financial Services, Inc., a Delaware corporation